Exhibit 99.2

800 Boylston Street

Boston, MA 02199

BOSTON PROPERTIES ANNOUNCES

FOURTH QUARTER 2017 RESULTS

BOSTON, MA, January 30, 2018 - Boston Properties, Inc. (NYSE: BXP), the largest public owner and developer of office buildings in the United States, reported results today for the fourth quarter ended December 31, 2017.

Results for the quarter ended December 31, 2017

•	Net income attributable to common shareholders was $103.8 million compared to $147.2 million for the quarter ended December 31, 2016. Net income attributable to common shareholders per share (EPS) was $0.67 basic and $0.67 on a diluted basis, compared to $0.96 basic and $0.96 on a diluted basis for the quarter ended December 31, 2016. Net income attributable to common shareholders for the quarter ended December 31, 2016 includes a gain on sale of investment in unconsolidated joint venture of approximately $59.4 million, or $0.35 per share basic and $0.34 per share on a diluted basis.

•	Funds from Operations (FFO) were $230.1 million, or $1.49 per share basic and $1.49 per share diluted. This compares to FFO of $236.9 million, or $1.54 per share basic and $1.54 per share diluted, for the quarter ended December 31, 2016.

•	FFO of $1.49 per share diluted was lower than the mid-point of the Company’s guidance previously provided of $1.53 - $1.54 per share diluted primarily due to:

•	$0.08 per share due to a loss from early extinguishment of debt;

•	$0.03 per share due to better than expected portfolio operations; and

•	$0.01 per share due to better than expected development and management services revenue.

•	The Company updated its guidance for full year 2018 EPS and FFO per share as follows:

•	Projected EPS (diluted) for 2018 updated to $3.24 - $3.37 per share from $2.55 - $2.71 per share; and

•	Projected FFO per share (diluted) for 2018 updated to $6.23 - $6.36 per share from $6.20 - $6.36 per share.

•	Capital Markets Highlights -

•	Increased regular quarterly dividend 6.7% to $0.80 per share of common stock.

•	Completed a public offering of $850.0 million of 3.200% unsecured senior notes due 2025 from which the net proceeds were used to redeem $850.0 million of 3.700% senior notes due November 15, 2018.

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•	Development Highlights -

•	Partially placed in-service Salesforce Tower, a 1.4 million net rentable square foot office project that is 97% leased.

•	Partially placed in-service 191 Spring Street, a 171,000 net rentable square foot redevelopment project that is 88% leased.

•	Commenced construction of a 320,000 square foot/440-unit residential project at the Hub on Causeway mixed-use development in Boston, MA.

•	Commenced construction of a 211,000 net rentable square foot office project in Waltham, MA that is 52% leased.

•	Entered into a lease for 61% of 2100 Pennsylvania Avenue, a 469,000 net rentable square foot office project in Washington, DC, for which construction is expected to begin in 2019.

Results for the year ended December 31, 2017

•	Net income attributable to common shareholders was $451.9 million compared to $502.3 million for the year ended December 31, 2016. Net income attributable to common shareholders per share (EPS) was $2.93 basic and $2.93 on a diluted basis, compared to $3.27 basic and $3.26 on a diluted basis for the year ended December 31, 2016.

•	Funds from Operations (FFO) were $959.4 million, or $6.22 per share basic and $6.22 per share diluted. This compares to FFO of $927.7 million, or $6.04 per share basic and $6.03 per share diluted, for the year ended December 31, 2016.

The reported results are unaudited and there can be no assurance that these reported results will not vary from the final information for the quarter and year ended December 31, 2017. In the opinion of management, the Company has made all adjustments considered necessary for a fair presentation of these reported results.

At December 31, 2017, the Company’s portfolio consisted of 179 properties aggregating approximately 50.3 million square feet, including twelve properties under construction/redevelopment totaling approximately 6.2 million square feet. The overall percentage of leased space for the 164 properties in service (excluding the Company’s two residential properties and hotel) as of December 31, 2017 was 90.7%.

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Significant events during the fourth quarter included:

Development activities

•	On November 17, 2017, the Company partially placed in-service 191 Spring Street, a Class A office redevelopment project with approximately 171,000 net rentable square feet located in Lexington, Massachusetts. The property is 88% leased.

•	On November 28, 2017, the Company commenced construction of its 20 CityPoint development project totaling approximately 211,000 net rentable square feet of Class A office space located in Waltham, Massachusetts. The project is 52% leased with initial occupancy expected during the third quarter of 2019.

•	On December 1, 2017, a consolidated entity in which the Company has a 95% interest partially placed in-service Salesforce Tower, a Class A office project with approximately 1,400,000 net rentable square feet located in San Francisco, California. The property is 97% leased.

•	On December 1, 2017, a joint venture in which the Company has a 50% interest commenced construction of a residential project aggregating approximately 320,000 square feet comprised of 440 residential units at its Hub on Causeway mixed-use development project located in Boston, Massachusetts.

•	On December 1, 2017, the Company entered into a 16-year lease with a tenant for approximately 288,000 net rentable square feet of Class A office space to be located in the Company’s 2100 Pennsylvania Avenue development project. In 2016, the Company entered into a development agreement with The George Washington University to pursue the development of 2100 Pennsylvania Avenue, a Class A office property with approximately 469,000 net rentable square feet on land parcels located in Washington, DC. The development agreement provides for the execution of a 75-year ground lease for the property upon completion of the entitlement process and relocation of existing tenants anticipated to occur in 2019.

Capital markets activities

•	On December 4, 2017, the Company’s Operating Partnership completed a public offering of $850.0 million in aggregate principal amount of its 3.200% unsecured senior notes due 2025. The notes were priced at 99.757% of the principal amount to yield an effective rate (including financing fees) of approximately 3.350% per annum to maturity. The notes will mature on January 15, 2025, unless earlier redeemed. The aggregate net proceeds from the offering were approximately $841.1 million after deducting underwriting discounts and transaction expenses.

•	On December 17, 2017, the Company’s Operating Partnership completed the redemption of $850.0 million in aggregate principal amount of its 3.700% senior notes due November 15, 2018. The redemption price was approximately $865.5 million. The redemption price included approximately $2.8 million of accrued and unpaid interest to, but not including, the redemption date. Excluding the accrued and unpaid interest, the redemption price was approximately 101.49% of the principal amount being redeemed. The Company recognized a loss from early extinguishment of debt totaling approximately $13.9 million, which amount included the payment of the redemption premium totaling approximately $12.7 million.

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•	On December 18, 2017, the Company declared a regular quarterly cash dividend of $0.80 per share of common stock for the period from October 1, 2017 to December 31, 2017, payable on January 30, 2018 to shareholders of record as of the close of business on December 29, 2017. This represents an increase of approximately 6.7%, or $0.05 per share, over the most recent quarterly cash dividend of $0.75 per share.

Transaction completed subsequent to December 31, 2017:

•	On January 9, 2018, the Company completed the sale of its 500 E Street, S.W. property located in Washington, DC for a net contract sale price of approximately $118.6 million. After adjusting for outstanding lease related costs assumed by the buyer, the gross sale price was approximately $127.6 million. 500 E Street, S.W. is an approximately 262,000 net rentable square foot Class A office property. The property is 100% leased with 21% expecting to vacate in February 2019.

•	On January 24, 2018, the Company entered into a lease agreement with a tenant for a build-to-suit project with approximately 276,000 net rentable square feet of Class A office space at the Company’s 17Fifty Presidents Street development project located in Reston, Virginia. The Company expects that the building will be complete and available for occupancy during the first quarter of 2020.

EPS and FFO per Share Guidance:

The Company’s guidance for the first quarter and full year 2018 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses on depreciable real estate or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

As set forth below, the Company has updated its projected EPS (diluted) for the full year 2018 to $3.24 - $3.37 per share from $2.65 - $2.81 per share. This is an increase of approximately $0.58 per share at the mid-point of the Company’s guidance consisting of $0.56 per share related to gains on the sale of real estate, lower interest expense of $0.04 per share and $0.03 per share of better than expected portfolio performance. These items are offset by an unbudgeted asset sale in January 2018 that the Company expects will result in a decrease of ($0.05) per share.

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In addition, the Company has updated its projected guidance for FFO per share (diluted) for the full year to $6.23 - $6.36 per share from $6.20 - $6.36 per share. This is an increase of approximately $0.02 per share at the mid-point of the Company’s guidance and results from $0.03 per share of better than expected portfolio performance and lower expected interest expense of $0.04 per share. These items are offset by the unbudgeted asset sale in January 2018 projected to result in a decrease of ($0.05) per share.

	First Quarter 2018			Full Year 2018
	Low		High	Low		High
Projected EPS (diluted)	$1.15	–	$1.17	$3.24	–	$3.37
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.88	–	0.88	3.55	–	3.55
Less:
Projected Company Share of Gains on Sales of Real Estate	0.56	–	0.56	0.56	–	0.56

Projected FFO per Share (diluted)	$1.47	–	$1.49	$6.23	–	$6.36

Boston Properties will host a conference call on Wednesday, January 31, 2018 at 10:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full year 2017 results, the 2018 projections and related assumptions, and other matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 796-3880 (Domestic) or (443) 961-9013 (International) and entering the passcode 41517728. A replay of the conference call will be available through February 14, 2018, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 41517728. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ fourth quarter 2017 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of primarily Class A office space totaling 50.3 million square feet and consisting of 167 office properties (including eight properties under construction), six residential properties (including four properties under construction), five retail properties and one hotel. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets - Boston, Los Angeles, New York, San Francisco and Washington, DC.

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This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “budgeted,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the Company’s ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the first quarter and full fiscal year 2018, whether as a result of new information, future events or otherwise.

Financial tables follow.

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BOSTON PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)
	December 31, 2017	December 31, 2016
	(in thousands, except for share and par value amounts)
ASSETS
Real estate, at cost	$19,610,199	$18,862,648
Construction in progress	1,269,338	1,037,959
Land held for future development	204,925	246,656
Less: accumulated depreciation	(4,577,454)	(4,222,235)

Total real estate	16,507,008	15,925,028
Cash and cash equivalents	434,767	356,914
Cash held in escrows	70,602	63,174
Investments in securities	29,161	23,814
Tenant and other receivables, net	92,186	92,548
Accrued rental income, net	861,575	799,138
Deferred charges, net	679,038	686,163
Prepaid expenses and other assets	77,971	129,666
Investments in unconsolidated joint ventures	619,925	775,198

Total assets	$19,372,233	$18,851,643

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,979,281	$2,063,087
Unsecured senior notes, net	7,247,330	7,245,953
Unsecured line of credit	45,000	—
Unsecured term loan	—	—
Mezzanine notes payable	—	307,093
Outside members’ notes payable	—	180,000
Accounts payable and accrued expenses	331,500	298,524
Dividends and distributions payable	139,040	130,308
Accrued interest payable	83,646	243,933
Other liabilities	443,980	450,821

Total liabilities	11,269,777	10,919,719

Commitments and contingencies	—	—

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.:
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized; 5.25% Series B cumulative redeemable preferred stock, $0.01 par value, liquidation preference $2,500 per share, 92,000 shares authorized, 80,000 shares issued and outstanding at December 31, 2017 and December 31, 2016	200,000	200,000
Common stock, $0.01 par value, 250,000,000 shares authorized,154,404,186 and 153,869,075 issued and 154,325,286 and 153,790,175 outstanding at December 31, 2017 and December 31, 2016, respectively	1,543	1,538
Additional paid-in capital	6,377,908	6,333,424
Dividends in excess of earnings	(712,343)	(693,694)
Treasury common stock at cost, 78,900 shares at December 31, 2017 and December 31, 2016	(2,722)	(2,722)
Accumulated other comprehensive loss	(50,429)	(52,251)

Total stockholders’ equity attributable to Boston Properties, Inc.	5,813,957	5,786,295
Noncontrolling interests:
Common units of the Operating Partnership	604,739	614,982
Property partnerships	1,683,760	1,530,647

Total equity	8,102,456	7,931,924

Total liabilities and equity	$19,372,233	$18,851,643

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BOSTON PROPERTIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$511,995	$498,941	$2,049,368	$2,017,767
Recoveries from tenants	94,697	91,123	367,500	358,975
Parking and other	26,836	25,334	105,000	100,910

Total rental revenue	633,528	615,398	2,521,868	2,477,652
Hotel revenue	11,744	10,965	45,603	44,884
Development and management services	9,957	9,698	34,605	28,284

Total revenue	655,229	636,061	2,602,076	2,550,820

Expenses
Operating
Rental	233,895	224,098	929,977	889,768
Hotel	8,117	7,736	32,059	31,466
General and administrative	29,396	25,293	113,715	105,229
Transaction costs	96	1,200	668	2,387
Impairment loss	—	—	—	1,783
Depreciation and amortization	154,259	178,032	617,547	694,403

Total expenses	425,763	436,359	1,693,966	1,725,036

Operating income	229,466	199,702	908,110	825,784
Other income (expense)
Income from unconsolidated joint ventures	4,197	2,585	11,232	8,074
Gain on sale of investment in unconsolidated joint venture	—	59,370	—	59,370
Interest and other income	2,336	573	5,783	7,230
Gains from investments in securities	962	560	3,678	2,273
Gains (losses) from early extinguishments of debt	(13,858)	—	496	(371)
Losses from interest rate contracts	—	—	—	(140)
Interest expense	(91,772)	(97,896)	(374,481)	(412,849)

Income before gains on sales of real estate	131,331	164,894	554,818	489,371
Gains on sales of real estate	872	—	7,663	80,606

Net income	132,203	164,894	562,481	569,977
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(13,865)	2,121	(47,832)	2,068
Noncontrolling interest—common units of the Operating Partnership	(11,884)	(17,097)	(52,210)	(59,260)

Net income attributable to Boston Properties, Inc.	106,454	149,918	462,439	512,785
Preferred dividends	(2,625)	(2,704)	(10,500)	(10,500)

Net income attributable to Boston Properties, Inc. common shareholders	$103,829	$147,214	$451,939	$502,285

Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.67	$0.96	$2.93	$3.27

Weighted average number of common shares outstanding	154,362	153,814	154,190	153,715

Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.67	$0.96	$2.93	$3.26

Weighted average number of common and common equivalent shares outstanding	154,526	153,991	154,390	153,977

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BOSTON PROPERTIES, INC. FUNDS FROM OPERATIONS (1) (Unaudited)
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in thousands, except for per share amounts)
Net income attributable to Boston Properties, Inc. common shareholders	$103,829	$147,214	$451,939	$502,285
Add:
Preferred dividends	2,625	2,704	10,500	10,500
Noncontrolling interest - common units of the Operating Partnership	11,884	17,097	52,210	59,260
Noncontrolling interests in property partnerships	13,865	(2,121)	47,832	(2,068)
Less:
Gains on sales of real estate	872	—	7,663	80,606

Income before gains on sales of real estate	131,331	164,894	554,818	489,371
Add:
Depreciation and amortization	154,259	178,032	617,547	694,403
Noncontrolling interests in property partnerships’ share of depreciation and amortization	(18,896)	(27,256)	(78,190)	(107,087)
Company’s share of depreciation and amortization from unconsolidated joint ventures	6,310	8,692	34,262	26,934
Corporate-related depreciation and amortization	(541)	(449)	(1,986)	(1,568)
Less:
Gain on sale of investment in unconsolidated joint venture	—	59,370	—	59,370
Noncontrolling interests in property partnerships	13,865	(2,121)	47,832	(2,068)
Preferred dividends	2,625	2,704	10,500	10,500

Funds from operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	255,973	263,960	1,068,119	1,034,251
Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	25,841	27,062	108,707	106,504

Funds from operations attributable to Boston Properties, Inc. common shareholders	$230,132	$236,898	$959,412	$927,747

Boston Properties, Inc.’s percentage share of funds from operations - basic	89.90%	89.75%	89.82%	89.70%

Weighted average shares outstanding - basic	154,362	153,814	154,190	153,715

FFO per share basic	$1.49	$1.54	$6.22	$6.04

Weighted average shares outstanding - diluted	154,526	153,991	154,390	153,977

FFO per share diluted	$1.49	$1.54	$6.22	$6.03

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(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. common shareholders (computed in accordance with GAAP) for gains (or losses) from sales of properties, impairment losses on depreciable real estate consolidated on our balance sheet, impairment losses on our investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures and real estate-related depreciation and amortization. FFO is a non-GAAP financial measure, but we believe the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

In order to facilitate a clear understanding of the Company’s operating results, FFO should be examined in conjunction with net income attributable to Boston Properties, Inc. common shareholders as presented in the Company’s consolidated financial statements. FFO should not be considered as a substitute for net income attributable to Boston Properties, Inc. common shareholders (determined in accordance with GAAP) or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

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BOSTON PROPERTIES, INC. PORTFOLIO LEASING PERCENTAGES
	% Leased by Location
	December 31, 2017	December 31, 2016
Boston	94.1%	90.7%
New York	86.9%	90.2%
San Francisco and Los Angeles	89.3%	89.8%
Washington, DC	91.3%	89.9%

Total Portfolio	90.7%	90.2%

AT THE COMPANY

Michael LaBelle

Executive Vice President,

Chief Financial Officer and Treasurer

(617) 236-3352

Arista Joyner

Investor Relations Manager

(617) 236-3343

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